UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
April 21, 2006
Date of Report (Date of earliest event reported)

TREEHOUSE FOODS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32504 (Commission File Number )	20-2311383 (I.R.S. Employer Identification No.)
Two Westbrook Corporate Center
Suite 1070
Westchester, Illinois 60154
(Address of principal executive offices, including zip code)
(708) 483-1300
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On April 21, 2006, the Board of Directors of TreeHouse Foods, Inc. (the “Company”) adopted the TreeHouse Foods, Inc. Executive Severance Plan (the “Severance Plan”), which became effective May 1, 2006. The Severance Plan provides for severance payments to certain employees of the Company and certain of its subsidiaries upon certain terminations of employment from the Company or its subsidiaries. The Compensation Committee has designated the eligible executives, as amended from time to time, to the Severance Plan.
     In the event of the termination of the executive’s employment for any reason, the executive will be entitled to receive any earned compensation, as defined in the Severance Plan, owed to the executive but not yet paid as of the date of termination and payment of vested benefits, if any, as defined in the Severance Plan. If the executive’s employment with the Company is terminated by the Company without cause, as defined in the Severance Plan, or the executive has good reason, as defined in the Severance Plan, to terminate employment, the executive will be entitled to receive (i) any earned compensation owed to the executive but not yet paid as of the date of termination, (ii) payment of vested benefits, if any, (iii) salary continuation payments in an amount equal to one times (or such other multiple as may be identified with respect to a particular executive) the executive’s base salary, as defined in the Severance Plan, and (iv) payment of one times (or such other multiple as may be identified with respect to a particular executive) the executive’s target incentive compensation, as defined in the Severance Plan. Those executives designated by the Compensation Committee as a Tier III Executive will not be eligible to receive target incentive compensation as salary continuation (except as noted below).
     In lieu of the payments due above, in the event the executive’s employment with the Company is terminated by reason of a termination without cause or termination for good reason, as defined in the Severance Plan, within the 24-month period immediately following a change of control, as defined in the Severance Plan, the executive will be entitled to receive (i) any earned compensation, as defined in the Severance Plan, owed to the executive but not yet paid as of the date of termination, (ii) payment of vested benefits, if any, as defined in the Severance Plan, (iii) salary continuation payments in an amount equal to one times (or such other multiple as may be identified with respect to a particular executive) the executive’s base salary, and (iv) payment of one times (or such other multiple as may be identified with respect to a particular executive) the executive’s target incentive compensation.
     If the aggregate amount of severance benefits and payments is determined to constitute a parachute payment, as defined under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and exceeds an amount that is equal to three times the executive’s “base amount” (as defined under Section 280G of the Code) by more than 10%, then the Company will pay to the executive an additional amount that is equal to the excise tax on such aggregate amount. If the aggregate amount of severance benefits and payments is determined to constitute a parachute payment and equals three times the executive’s “base amount” or exceeds such amount by 10% or less, then the Company will reduce the amount of the severance benefits and payments to an amount that is one dollar less than the amount that would subject the executive to the excise tax.

     Severance pay and benefits are conditioned upon the executive executing a valid general release of claims against the Company and its subsidiaries and the executive will be subject to a 12-month non-solicitation provision.
     The above description of the terms of the Severance Plan is only a summary and is qualified in its entirety by reference to the Severance Plan. A copy of the Severance Plan is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits

Exhibit No.	Description

10.1	TreeHouse Foods, Inc. Executive Severance Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TREEHOUSE FOODS, INC.
Date: May 8, 2006	By:	/s/ Thomas E. O'Neill
		Name:	Thomas E. O’Neill
		Title:	Senior Vice President, General Counsel, Chief Administrative Officer and officer duly authorized to sign on behalf of the Registrant

EXHIBIT INDEX

Exhibit No.	Description

10.1	TreeHouse Foods, Inc. Executive Severance Plan.